-----------------------

                                                         BASF Aktiengesellschaft
                                                         67056 Ludwigshafen
                                                         Germany

                                                         BASF
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                                  BASF Stock
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                                  Option
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                                  Program 2001




Program 2001





                                                                            BASF
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                                Dear Executives,

Our stock option program has been very well received, both internally and externally over the past two years, as shown by participation rates well in excess of 75% and by the large number of favorable opinions expressed by shareholders' representatives, analysts and trade journalists.

The continuously changing competitive environment, both at national and international levels, and feedback from capital markets have led us to further develop the program while retaining its proven basic structures.

I would like to draw your attention in particular to the change to the Dow Jones Global Chemicals Total Return Index as the reference index. This changeover to a worldwide index for the chemicals sector is a clear indication that we see ourselves as one of the "world's leading companies in the chemical industry" also within the context of our stock option program.

I am convinced that you will also find the program attractive because of the other changes, such as the extension to eight years and the more flexible arrangement with regard to the personal investment, and that, consequently, the participation rate will be high again.

By participating, you will give expression to your identification with BASF and your confidence in its long-term success.



                                 /s/ Jurgen Strube

                                 Jurgen Strube


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Program and Option Conditions


Overview of the BASF Stock Option Program (BOP) 2001..........................5
Right to participate..........................................................6
Program structure.............................................................6
Personal investment...........................................................7
Basic price...................................................................7
BOP custody account/BOP current account.......................................7
Undertaking/holding period/BOP 2001 shares....................................7
Use of shares already held....................................................8
Acquisition of additional shares..............................................8
Issue of option rights/start of the program...................................8
Details of option rights......................................................8
Subscription Right A/absolute threshold/closing price.........................9
Subscription Right B/relative threshold/outperformance........................9
Duration of option rights....................................................10
Vesting (waiting) period.....................................................10
Exercising/exercise order....................................................11
Closed periods...............................................................11
Extended exercise periods (exercise windows).................................12
Determination of the purchase price..........................................13
Purchase with payment........................................................14
Purchase without payment (Cashless Operation)................................14
Upper limits on exercise gain................................................15
Dividend entitlement.........................................................16
Tax - Germany................................................................16
Tax - outside Germany........................................................16
Transferability..............................................................16
Information on the internet and from the depository bank.....................17
Settlement...................................................................17
Change of Control............................................................17
Termination of the employment relationship...................................18
Retirement...................................................................18
Death........................................................................18
Risks........................................................................18
Limiting conditions..........................................................18
Annual Shareholders' Meeting 2001............................................19

Steps leading to participation in 2001.......................................19

Translation..................................................................20
Terms of depository bank.....................................................20
Authority to operate a current/custody account...............................21
Applications for capital gains exemption from 2002 - Germany only............21
Contacts.....................................................................21

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Overview of the BASF Stock Option Program (BOP) 2001

BASF is offering qualifying executives of the BASF Group worldwide the right to acquire option rights which, if defined thresholds are met, will permit the holder to purchase BASF shares at a preferential price. The number of option rights granted to each participant will depend on their personal investment in BASF shares. The required number of shares will be calculated on the basis of a percentage, as specified by the participant (between 10% and 30%), of the participant's gross variable compensation and the basic BASF share price at the start of the program. Unlike BOP 1999 and 2000, the personal investment requirement may be fulfilled not only by the purchase of additional BASF shares but also by the designation of shares already held by the participant. The shares comprising the personal investment must be held by the participant for at least two years from the start of the program. The participant will receive four option rights for each share of the investment.

Each option right consists of two subscription rights, which may be exercised if defined thresholds are met. Subscription Right A permits the purchase of a share at the basic price if the price of the BASF share has increased by more than 30% in comparison to the basic price. Subscription Right B permits the purchase of a share if the BASF share outperforms the Dow Jones Global Chemicals Total Return Index. The BOP, therefore, takes into account both the absolute and the relative performance of the BASF share.

Option rights may not be exercised until at least two years have elapsed since the start of the program and may not be exercised after eight years have elapsed. Option rights may not be exercised during certain closed periods within this overall exercise period.

The exercise gain to the participant resulting from the purchase of shares at preferential rates is limited to a maximum of ten times their personal investment.

This brochure contains full details of the program and option conditions and also explains the technical details of participation and information on banking arrangements.

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                              This document is an English-language translation
                              of the principal provisions of the BASF Stock Option Program (BOP) 2001. In the event of any discrepancy, the German-language document setting forth the actual terms and conditions of the BOP 2001 will be binding. The BOP coordinator named in the participation authorization letter will be pleased to answer any questions. This brochure contains the program and option conditions of the BOP 2001 and comprehensively explains its operation.

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Right to                      The right to participate is being granted to
participate                   approximately 1,200 executives of the BASF Group,
                              who will be identified by means of predetermined criteria and individually informed of their entitlement by letter. In addition to meeting the general entitlement requirements, each participant must be actively employed by BASF on the day after the Annual Shareholders' Meeting of BASF
                              Aktiengesellschaft held in 2001 (start of the program), without any notice of termination of employment having been issued by that date.

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Program structure             BASF will offer participants option rights that
                              will entitle them to purchase BASF shares at a preferential price if certain performance targets are met. For option rights to be granted, it is necessary for the participant to hold the number of BASF shares that corresponds to their personal investment and to confirm that they will be retained for a period of at least two years following the start of the program (see "Personal investment" below in this regard).

                              Program structure

                              1.  Number of personally invested shares

                              [Graphic omitted]

                              2.  Processing

                              [Graphic omitted]

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Personal                      The number of option rights granted to each
investment                    participant will depend on the level of their
                              personal investment, in the form of BASF shares.
                              The maximum investment will be determined on the basis of their gross variable compensation. Each participant may designate between 10% and 30% of this remuneration as the amount of the personal investment. The number of BOP shares will be determined from the amount selected by the participant and the basic price. The participant must give a written "Undertaking" on the number of shares held (see "Undertaking" below). BASF will grant four option rights for each such share.

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Basic price                   The number of BOP shares required to be held as
                              personal investment will depend on the amount of gross variable compensation designated by the participant and the price of a BASF share defined as the volume-weighted average, commercially rounded to two decimal places, quoted in the electronic trading system of Deutsche Borse AG (Xetra) or a successor system on the day after the Annual Shareholders' Meeting of BASF Aktiengesellschaft held in 2001 (basic price).

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BOP custody                   A personal securities account (BOP custody
account/                      account) and a linked current account (BOP current
BOP current                   account) must be opened with the depository bank
account                       before participating in the BOP for the first
                              time. Deutsche Bank AG, Private Banking,
                              Ludwigshafen, Germany, is the depository bank for all BOP participants throughout the Group.

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Undertaking/                  Each eligible will be informed in May 2001 of the
holding period/               number of shares (min./max.) they are entitled to
BOP 2001 shares               introduce into the program. Those eligibles
                              wishing to participate must use the "Undertaking" form to confirm to their program coordinator, by June 30, 2001, at the latest, that they personally own the designated number of shares at that cut-off date and that they will hold those shares for at least two years following the start of the program, i.e. up to April 27, 2003 (holding period). This Undertaking will qualify the corresponding shares for underlying options (BOP
                              2001 shares). The BOP shares may be held at any financial institution chosen by the participant.
                              Proof that the specified number of shares are actually held must be supplied to the BOP coordinator on request in an appropriate form
                              (e.g. a custody account statement or bank confirmation).

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Use of shares                 Any BASF shares already held by a participant at
already held                  the start of the program may be declared as BOP
                              2001 shares, except shares acquired for
                              participation in BOP 2000, because the two-year holding period for these shares will not end until after the Annual Shareholders' Meeting in 2002.

                              Please note:

                              The shares acquired for participation in BOP 1999 can be used for BOP 2001, because their two-year holding period expires with the start of the 2001 program. The 1999 BOP program conditions have been amended accordingly.

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Acquisition of                If a participant commits, in the Undertaking, to
additional shares             maintain ownership of a number of shares in excess
                              of their current holding, the participant must personally arrange to acquire the required number of additional shares by June 30, 2001, at the latest. It is not necessary to inform the coordinator to this effect; solely the commitment in the Undertaking is decisive for the grant of option rights.

                              Please note:

                              Deviating from previous years, no proportion of variable compensation will be deducted from the salary and transferred for the acquisition of BOP shares to the depository bank, since participants will make their own arrangements to acquire shares.

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Issue of option rights/       BASF will issue four option rights to the
start of the program          participant for each BOP 2001 share confirmed in
                              the Undertaking. The option rights will be issued with effect from the start of the program and then entered in the BOP custody account with the depository bank. They cannot be transferred to a different custody account.

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Details of option             Each option right, in turn, consists of two parts,
rights Subscription Right A and Subscription Right B, and, if defined thresholds are met, each subscription right allows the purchase of one BASF share on preferential terms. Thus, for each BOP share, up to eight BASF shares can be purchased on preferential terms when the options are exercised.

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Subscription Right A/         After waiting period and exercise period
absolute threshold/           requirements have been satisfied, the share from
closing price                 Subscription Right A may be purchased when the
                              closing price of the BASF shares quoted in the electronic trading system of Deutsche Borse AG
                              (Xetra) or in a successor system (closing price) is more than 30% higher than the basic price.

                              The purchase price for this share corresponds to the closing price on the date when the option right is exercised, minus a discount. The discount corresponds to the increase in price between the date of issue and the date of exercise of the option right.

        Subscription Right A (absolute threshold)

        Sample calculation (Euro)

        BASF basic price on option right grant date                 50.--
        Closing price on exercise date                              70.--
                                                                    ---------
        Absolute increase in price                                  20.--(+40%)

        -->Absolute threshold of 30% reached
        ------------------------------------------------------------------------
        Closing price on exercise date                              70.--
        Discount (increase in price)                                20.--
        ------------------------------------------------------------------------
        Purchase price per BASF share for participant               50.--

        Exercise gain per Subscription Right A for participant      20.--

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Subscription Right B/         After waiting period and exercise period
relative threshold/           requirements have been satisfied, the share from
outperformance                Subscription Right B may be purchased when the
                              cumulative performance of the BASF share exceeds the percentage increase in the Dow Jones Global
                              Chemicals Total Return Index (DJ Chemicals). The cumulative performance includes both the change in price and the value of cash dividends and capital changes between the date on which the option rights are issued and the date on which they are exercised. DJ Chemicals, which includes BASF, measures the performance of about 140 enterprises within the chemicals sector worldwide.

                              The purchase price for this share corresponds to the closing price on the date when the option right is exercised, minus a discount. The discount

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                              is equal to double the percentage by which the
                              BASF share outperforms DJ Chemicals on the exercise date, based on the basic price.

                              The outperformance is defined as the difference between the cumulative performance of the BASF share between the grant date and the exercise date of the option right and the performance of DJ Chemicals between the grant date and the trading day preceding the exercise date.

        Subscription Right B (relative threshold)

        Sample calculation (Euro)

        Closing price on option right grant date                50.--
        Closing price on exercise date                          70.--
                                                                ----------------
        Increase in price                                       20.--
        Cumulative cash dividend (reinvested)                   10.--
                                                                ----------------
        Performance of BASF share                               30.-- -->> 60%
        Performance of DJ Chemicals                                        30%
                                                                          ------
        Outperformance of DJ Chemicals by BASF share                       30%
        ------------------------------------------------------------------------
        Closing price on exercise date                          70.--
        Discount (2 x 30% x 50.--)                              30.--
        ------------------------------------------------------------------------
        Purchase price per BASF share for participant           40.--
        Exercise gain per Subscription Right B for participant  30.--
        ------------------------------------------------------------------------

                              Outperforming DJ Chemicals is a demanding target, which entails surpassing our worldwide competitors. This is why each percentage point is doubled in the discount. Using relative performance to measure the success of a company has the particular advantage of making it possible for the options to be exercised even if there is a decrease in price in absolute terms, as long as the drop in value of the BASF share is not as great as that of the index.

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Duration of                   The term of option rights begins at the start of
option rights                 the program and terminates at the end of the
                              fifteenth calendar day following the eighth Annual
                              Shareholders' Meeting after the start of the program.

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Vesting (waiting)             The option rights may only be exercised for the
period first time after completion of a vesting (waiting) period. This waiting period commences when option rights are issued and ends at the end of the day of the second Annual Shareholders' Meeting after the start of the program.

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Exercising/                   Each individual option right may only be exercised
exercise order                in its entirety (Subscription Rights A and B), on
                              condition that at least one of the two thresholds has been met. If only one threshold has been met on the exercise date, the subscription right linked to meeting the other threshold will lapse.
                              Exercising is only possible with a minimum of 50 option rights, or the entire amount remaining. The participant must notify the depository bank if they wish to exercise, and the bank will, in turn, inform BASF.

                Exercise scenarios for Subscription Right A (absolute threshold)

                Personal investment 5,000.-- and basic price 50.-- --> 100 shares --> 400 options

                [GRAPHIC OMITTED]

                              The exercise order becomes effective upon receipt by the depository bank. The exercise order obliges the participant to pay the purchase price for the stocks to be issued. Participants will receive detailed information about the formalities to be complied with when the options are exercised, in good time before the end of the two-year waiting period.

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Closed Periods                It is not possible to exercise the option rights
                              within certain periods (closed periods) after the end of the waiting period. Closed periods are periods of at least four weeks preceding the date of publication of the annual statement and the quarterly and half-yearly reports and of six weeks preceding the Annual Shareholders' Meeting. The two weeks preceding the end of each financial year also constitute a closed period. The periods for each calendar year are published well in advance and can also be obtained via the Internet at www.deutsche-bank.de/basf. The purpose of the closed periods is primarily to reduce potential conflicts with insider

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                              trading legislation. They cannot, of course,
                              provide impregnable protection. Participants must use their own discretion before exercising option rights to decide whether they hold insider information that precludes the acquisition of shares at the time in question.

                              Example:

                              Exercise periods and closed periods

                              [GRAPHIC omitted]

                              Please note:

                              Other closed periods may be specified at short notice in individual cases in advance of other important publication dates.

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Extended exercise             Each time the absolute threshold is crossed, an
periods                       exercise window of one month is opened, during
(exercise windows)            which it is possible to exercise the option right
                              even if the absolute threshold is no longer exceeded by the time the option is exercised. The extended exercise window provides compensation for the fact that the options cannot be exercised during closed periods even if the absolute threshold has been met.

                              As at other times, the purchase price is determined on the basis of the closing price and possibly the outperformance at the time when the option is exercised (see "Determination of the purchase price", page 13 with regard to this).

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                              No exercise window is opened if only the relative
                              threshold is crossed, since the purchase price, when the option is exercised, will be greater than the closing price if the relative threshold is then crossed in the other direction.

                              Extended exercise periods

                              [GRAPHIC OMITTED]

                              Please note:

                              The closed periods always have priority over exercise windows, i.e., they may shorten them.

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Determination of              The BASF share closing price and the
the purchase price            outperformance at the time of the exercise
                              determine the purchase price.

                              If the depository bank is notified of an exercise order before noon (Central European Time/Summer
                              Time) of a German Stock Exchange trading day, the exercise operation will be treated in the same way as one occurring at the end of the previous trading day, i.e. the closing price and outperformance (see pages 9, 10 with regard to this) will be used as a basis for determining the purchase price. This arrangement has the advantage for participants of permitting them to learn the purchase price (e.g. via the Internet) and then decide whether to exercise their option rights or not. Exercise orders received after noon by the depository bank will be carried out at the closing price and the outperformance of the current trading day.

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                              Determination of the purchase price

                              [GRAPHIC OMITTED]

                              Please note:

                              Shares purchased in connection with option rights are sold, as usual, at the closing price on the actual date of sale.

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Purchase with                 The shares can be purchased in return for payment
payment of the relevant purchase price. Participants wishing to purchase shares must ensure that there are sufficient funds in their BOP current accounts. The BASF shares to be allocated to the participants after the exercise of option rights are issued to them after payment of the applicable purchase price and then transferred to the custody accounts designated by participants in their exercise orders. If a participant fails to designate a custody account, the shares will be entered in the BOP custody account with the depository bank.

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Purchase without              Instead of purchasing shares by paying the
payment                       purchase price, participants may also opt for the
(Cashless Operation)          allocation of shares without an additional
                              payment. In such a case, they must only pay the nominal amount for accounting purposes applicable to each share purchased.

                              The number of shares credited to the participant's account is determined in this case by dividing the exercise gain from the subscription rights by the closing price (minus the nominal amount for accounting purposes) at the time the option is exercised (Cashless Operation). The depository bank will debit the nominal amount for accounting purposes from the participant's BOP current account. The participant must ensure that sufficient funds are available. After payment of the nominal amount for accounting purposes, the shares will be transferred to the custody accounts designated by participants in their exercise orders. If a participant fails to designate a custody account, the shares will be entered in the BOP custody account with the depository bank.

        Purchase without payment (Cashless Operation)

        Sample calculation (Euro)

        Subscription Right A discount (see page 9)        20.--
        Subscription Right B discount (see page 10)       30.--
        ------------------------------------------------------------------------
        Exercise gain per option right                    50.--
        x 50 share options
        ------------------------------------------------------------------------
        Total exercise gain                            2,500.--  (50 x 50)
        divided by (closing price less nominal amount)    67.44  (70 - 2,56)
        ------------------------------------------------------------------------
        Number of shares to be purchased                  37     (2,500 divided
                                                                  by 67.44)

        The excess amount of 4.72 (2,500 - (37 x 67.44)) is credited to the participant's BOP current account. The total nominal amount for accounting purposes of 94.72 (37 x 2.56) is debited from the account.


                              Please note:

                              Depending on the country concerned, taxes may also be payable on the exercise gain, regardless of the purchasing option chosen.

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Upper limits on               The maximum possible exercise gain (gross) is
exercise gain                 equal to ten times the original personal
                              investment, converted into BOP shares, determined at the start of the program. For this purpose, the total discounts (exercise gain) granted for one option right may not exceed 250% of the basic price.

                              In the case of the share from Subscription Right A, the exercise gain may not exceed 100% of the basic price.

                              In the case of the share from Subscription Right B, the exercise gain may not be greater than the closing price on the date of exercise of the option right less the nominal amount applicable to the share. The purchase price may not be less than the proportion of the capital stock accounted for by each share purchased (nominal amount for accounting purposes). The nominal amount for accounting purposes applicable to BASF shares is Euro 2.56 (as of February 2001).

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Dividend                      Shares purchased on the basis of option rights
entitlement                   under this program will be entitled to the
                              dividend payouts decided at the Annual
                              Shareholders' Meetings following the purchase.

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Tax - Germany                 Just granting option rights creating an
                              opportunity to purchase BASF shares at a preferential price does not constitute a pecuniary benefit for income tax purposes in Germany. A taxable pecuniary benefit does not arise until the option is exercised, and it is then equal to the exercise gain minus income-related expenses. This benefit is subject to income tax, which must be retained and passed on by the employer to the tax authorities.

                              The Tax Reduction Law of 2000 introduced the
                              "half-income method" (Halbeinkunfteverfahren).
                              Only half the capital resulting from the sale of shares will be subject to tax from 2002. If shares acquired through the exercise of options are resold within one year, a speculative capital gain equal to half the difference between the market value at the time when the option is exercised and the selling price is subject to income tax. After expiry of the one-year speculation period, purchased shares may be resold tax exempt (as of February 2001).

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Tax - outside                 In the case of program participants who are
Germany subject to taxation in countries other than Germany, the fiscal treatment of options granted and of exercise gains depends on the tax laws of these countries. If you have any questions, please consult the relevant program coordinator.

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Transferability               The option rights are personal rights. They may
                              not be sold, used as security for loans, or otherwise transferred. The participant may, on the other hand, freely dispose of the BOP 2001 shares. Their sale within the two-year holding period is in breach of the Undertaking, however, and will result in loss of the option rights granted in respect of them and must therefore be immediately reported to the relevant coordinator.

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Information on the            The decision to exercise option rights is a
Internet and from             personal one. On the Internet at
the depository bank           www.deutsche-bank.de/basf, we provide information
                              on the value of options and exercise periods and closed periods.

                              Participants will be informed of exercise opportunities and processing details in good time before expiry of the two-year waiting period.

                              Participants will be sent securities contract notes direct by the depository bank in respect of all operations associated with BOP (in particular the purchase of shares when options are exercised and the sale of shares) and current account statements in respect of movements on BOP current accounts. At the same time, the depository bank will also inform the relevant BOP coordinators of any transactions involving the options.

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Settlement                    BASF is permitted to settle option rights if, as a
                              result of divestiture, the division or the entire company employing the participant is dissociated from the BASF Group or if the division or the company is brought into a joint venture. The settlement will be determined on the basis of the fair market value of the option rights at the time of the effective occurrence of the change.

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Change of Control             In the event of Change of Control (CoC), a
                              participant will be entitled to return the option rights to BASF. A CoC shall be deemed to have occurred if a BASF shareholder announces a holding of at least 25%. A participant may declare within three months of a CoC that they wish to return the option rights. The participant will receive the fair market value of the option rights, determined by the usual methods, in settlement. For the purposes of determining the value, in the event of a public bid, the market price of the share will be deemed to be the average of the five highest closing prices during the bid period, otherwise the average of the five highest closing prices over the 100 trading days immediately preceding the day of the CoC. The value will be determined by an independent expert, to be appointed by BASF, with experience in the valuation of options.

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Termination of                If a participant's employment relationship is
the employment                terminated, the option rights will remain valid
relationship                  until the participant's departure. If it is not
                              possible to exercise them within this period
                              (existence of a waiting period, closed period, failure to reach applicable thresholds), they will be forfeited on his/her departure.

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Retirement                    The option rights that have already been granted
                              will remain valid after retirement.

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Death                         The option rights may be bequeathed and may be
                              exercised by heirs in accordance with the program rules. If they are bequeathed, BASF is permitted to settle the bequeathed option rights. The settlement will be determined in each case on the basis of the fair market value of the option rights at the time of death.

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Risks                         Participants cannot suffer a loss from the option
                              rights. At worst, the option rights will have no value. However, participants will be subject to normal share price risk and possibly currency risk in respect of the BOP shares.

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Limiting conditions           BASF reserves the right

                              o to decide on an annual basis whether to offer the BOP and to redefine the group of qualified persons.

                              o to pay the exercise gain by cash transfer instead of in shares, if it decides to do so for legal, financial or other reasons.

                              o   to dispense with the share ownership
                                  requirement as a basis for the granting of options in special cases, if share ownership becomes impossible or impractical for legal reasons, in particular as a result of currency or stock market legislation. Special arrangements shall apply in such cases.

                              o to adjust the terms and conditions of the BOP in the event of capital increases or reductions or restructuring measures in such a way that appropriate account is taken of the resulting changes in the value of the option rights.


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Annual Shareholders'          BOP 2001 will be implemented subject to the
Meeting 2001                  condition that the Annual Shareholders' Meeting of
                              BASF Aktiengesellschaft held in 2001 approves the program by resolving to create conditional capital for the issue of the shares to be granted to the participants if the performance targets are met.

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Steps leading to              o   Participants will be informed of the amount of
participation in 2001             their variable compensation by mid-April 2001.

                              o In May 2001, each participant will be informed of the number of shares they may designate as personal investment under the program on the basis of between 10% and 30% of their gross variable compensation and of the basic price applicable to BOP 2001.

                             o Those wishing to participate must use the Undertaking form to confirm to their coordinators by June 30, 2001, at the latest, of the number of shares held by them at that date as personal investment under BOP 2001 and that they intend to hold such shares for at least two years following the start of the program, i.e. up to April 27, 2003. By signing the Undertaking, prospective participants accept the program and option conditions as binding and declare themselves willing to provide their BOP coordinator, on request, with appropriate proof of ownership of the number of shares specified in the Undertaking and to promptly report any premature sales to their coordinator.

                              o Participants are themselves responsible for fulfilling the personal investment obligation that has been accepted and for purchasing the necessary number of shares.

                              o First-time participants in BOP must open a separate BOP custody account and an associated BOP current account with the depository bank. Such participants must therefore complete the "Current and Custody Account Opening" form and return it to their coordinator together with the Undertaking.

                              o In the second half of 2001, the depository bank will inform each new participant of the opening of a custody and current account and all participants of the entry of their option rights.

                              Please note:

                              Each coordinator is obliged to request proof, on a random basis, of ownership of the shares specified by the participant in the Undertaking.


                                                                         Page 19
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Translation                   This document is an English-language translation
                              of the principal provisions of the BOP 2001. In the event of any discrepancy, the German-language document setting forth the actual terms and conditions of the BOP 2001 will be binding. The German version is available from the BOP coordinator on request.

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Terms of the                  The BOP custody account and BOP current account
depository bank               will be set up and administered at no cost to
                              participants during the program period. Balances on accounts will earn credit interest at a rate which currently (as of February 2001) stands at 1.50% p.a. Accounts will be maintained in euros.

                              The following charges will be incurred for the sale (via Xetra) of BASF shares held with the depository bank:

                              o commission rate of 0.3% of the market price
                              o brokerage of 0.04% of the market price
                              o outside charges (Deutsche Borse AG/Deutsche
                                Borse Clearing AG) that will be charged to the depository bank (currently Euro 2.20 per order; as of February 2001).

                              Where dividend credits are reinvested in BASF shares, a commission of 0.2% and brokerage of 0.04% of the purchase price as well as the outside charges specified above will be charged. If a participant acquires BOP 2001 shares via the depository bank, a charge of 0.5% of the acquisition price will be incurred.

                              If participants do not immediately have sufficient funds available in their current accounts when they exercise their option rights, the depository bank will allow them to briefly overdraw the account. The overdraft interest rate is tied to the EONIA (EURO Overnight Index Average) plus 3%, currently totaling 8% p.a. (as of February 2001). The depository bank reserves the right to renegotiate the reference interest rate and the extra charge if the market interest rates change. The current conditions can be obtained from the depository bank. Foreign currency credits will be converted to euros at the close quotation.

                              Foreign currency credits will be converted to euros at the close quotation. All the special terms specified here apply solely to the BOP. Other securities cannot be entered in BOP custody accounts with the same customer numbers. Transfers of shares to different custody accounts and money transfers will be subject to current rates for customers, which can be requested from the depository bank at any time.


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Authority to operate          Participants' respective BOP coordinators will be
a current/custody             able to provide them with forms for granting
account                       authority to operate their current and custody
                              accounts, which they can use to authorize other people to represent them in their dealings with the depository bank, either generally or specifically in the event of their death.

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Applications for              Resident taxpayers in Germany can use an
capital gains                 "Exemption application" to apply for the
exemption from 2002           non-retention of withholding tax on domestic
- Germany only -              dividends equal to 20% of the gross dividend (as
                              of February 2001) up to the limit determined by them. It will cease to be possible to pay out a corporate tax credit from 2002. The tax credit system will be replaced by the "half income method" (Halbeinkunfteverfahren). Shareholders will then have to pay income tax on half the dividend payments made by a corporation. On the other hand, there will be no offsetting of corporate tax already paid by the company. When the amount of an exemption application is determined, account must be taken, in particular, of the number of any BASF shares in the participant's custody account with the depository bank and the expected gross dividend. If exemption applications are submitted to more than one bank or branch of Deutsche Bank AG, the total amount exempted must not exceed the participant's personal allowance (as of February 2001, no more than DM 3,100, or DM 6,200, in the case of jointly assessed spouses).

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Contacts                      If you have any questions concerning program
                              details, the BOP coordinator at BASF will be able to provide assistance.

                              With regard to questions specifically concerning banking details, competent assistance will be available to you at Deutsche Bank AG, Private Banking, 67059 Ludwigshafen, Germany at

                              Tel.   :  +621/5991-394
                              Fax    :  +621/5991-346
                              e-mail:   bop-team.ludwigshafen@db.com

                              These contacts will also advise the participants about the possibility of acquiring more BOP shares through the depository bank and terms and conditions applicable to such an acquisition.



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